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                                                                                                                     Exhibit 12
                                          THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     FOR THE FIVE FISCAL YEARS ENDED JANUARY 31, 1998, AND FOR THE
                                       TWENTY-SIX WEEKS ENDED AUGUST 1, 1998, AND AUGUST 2, 1997


                                                      26 Weeks Ended                          Fiscal Year Ended
                                                   Aug. 1,      Aug. 2,     Jan. 31,    Feb. 1,    Feb. 3,    Jan. 28,   Jan. 29,
                                                    1998         1997         1998       1997       1996        1995       1994
Earnings Available for Fixed Charges:
Pretax earnings from continuing
  operations                                        $   402      $   356   $   1,279  $   1,232   $  1,160   $  1,079   $    957
Fixed charges (excluding interest
  capitalized and pretax preferred
  stock dividend requirements)                          169          185         363        346        317        293        305
Dividends on ESOP Preference Shares                     (13)         (13)        (26)       (26)       (28)       (28)       (28)
Capitalized interest amortization                         3            3           6          6          5          4          4
                                                        561          531       1,622      1,558      1,454      1,348      1,238
Fixed Charges:
Gross interest expense (a)                          $   163      $   179   $     353  $     341   $    316   $    289   $    295
Interest factor attributable to
  rent expense                                           12           12          23         22         20         19         20
                                                        175          191         376        363        336        308        315

Ratio of Earnings to Fixed Charges                      3.2          2.8         4.3        4.3        4.3        4.4        3.9


(a)  Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.








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